Exhibit 99.1

FOR IMMEDIATE RELEASE		May 4, 2025
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2026 FIRST-QUARTER FINANCIAL RESULTS

•Hotter-than-normal weather drives increase in customer sales and usage

•Customer growth of 2.2% continues to underscore a strong Arizona economy

•APS employees focus on critical summer preparedness and reliability

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $32.9 million, or $0.27 per diluted share of common stock, for the quarter ended March 31, 2026. This result compares with a consolidated net loss attributable to common shareholders of $4.6 million, or a loss of $0.04 per diluted share, for the same period in 2025.

The results reflect an increase of approximately $38 million, primarily as a result of higher transmission revenues; lower operations and maintenance expenses; the effects of weather; and customer growth, usage and related pricing. These positive factors were partially offset by higher interest charges; higher income taxes; and higher depreciation and amortization expenses.

“Phoenix and much of Arizona just went through its warmest winter on record, and the heat didn’t let up as we moved into spring,” said Pinnacle West Chairman, President and Chief Executive Officer Ted Geisler. “As a result, our first‑quarter results exceeded expectations, with our retail customers using much more energy than they typically would under normal weather conditions.”

Impacts of Weather on Customer Usage
Along with robust customer growth of 2.2% and weather-normalized sales growth of 9.4% during the quarter, weather variations spurred an increase in overall customer energy consumption. During the 2026 first-quarter, the average daytime high and overnight low temperatures were 8.6% and 11.9% higher, respectively, than last year’s comparable period – and both figures easily beat historical averages by double-digits.

The month of February ranked as Arizona’s hottest ever February, reducing the need for customers to run their heating systems. The warming trend then intensified into a historic March, shattering long-standing heat records across the state and the entire southwestern U.S. Arizona’s March temperatures averaged 12.1 degrees above normal, with Phoenix recording its earliest 100‑degree day ever on March 18, the first of nine days of 100-degrees or greater in the month.

The historically warm March temperatures meant home and businesses air conditioners were running more often than usual, resulting in cooling load levels and higher average energy use that typically would not be reached until May.

Planning Ahead and Ensuring Summer Reliability
Geisler said that as new families, businesses, and industries choose Arizona for its opportunities and quality of life, that growth comes with a responsibility to plan ahead, invest wisely and ensure that every community APS serves — rural and urban, large and small — has access to safe and reliable energy. “That responsibility shapes every decision we make, including keeping customer bills as low as possible,” he said.

Additionally, employees are staying focused on the critical preparations needed to ensure reliable power throughout the upcoming peak summer season.

“Whether it’s enhancing the company’s already vigorous wildfire mitigation program, running emergency‑operations drills, securing critical spare equipment, or performing preventative maintenance across power plants, substations and other infrastructure, the company’s top priority remains delivering safe and reliable power for all our customers, especially during the upcoming summer months,” he said. “That is our core responsibility, and we do not take it lightly.”

The company continues to add new infrastructure to support growth and reliability, while also securing extra energy resources for the summer. APS employees also are wrapping up a scheduled maintenance and refueling outage for Unit 2 at Palo Verde Generating Station. As one of the nation’s largest power producers and a key source of clean energy for the Southwest, the three‑unit nuclear plant remains central to meeting the region’s heavy summer demand.

Financial Outlook
For 2026, the Company continues to estimate its consolidated earnings will be within a range of $4.55 to $4.75 per diluted share on a weather-normalized basis. Key factors and assumptions underlying this outlook can be found in the first-quarter 2026 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s financial results and recent developments, and to provide an update on the company’s longer-term financial outlook, at noon ET (9 a.m. Arizona time) today, May 4. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 699156. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Monday, May 11, 2026, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 53811.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $31 billion, about 6,200 megawatts of generating capacity and approximately 6,600 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.5 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•our ability to achieve timely and adequate rate recovery of our costs through our regulated rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•the impacts of federal, state, and local laws, judicial decisions, statutes, regulations, and FERC, NRC, EPA, ACC, and other agency requirements, including as they are changed by legislative and regulatory action as well as executive orders, such as those relating to tax, environment, energy, nuclear plants, and deregulation of the retail electric market;
•our operation of Palo Verde is subject to substantial regulatory oversight and potentially significant liabilities and capital expenditures;
•we are subject to numerous environmental laws and changes to existing laws, or new laws, may increase our costs and impact our business;
•the potential effects of climate change on our electric system, including as a result of weather extremes, such as prolonged drought and high temperature variations in the area where APS conducts its business, as well as the impacts of policy and regulatory changes introduced to address climate change;
•co-owners of our jointly owned generation and transmission facilities may have unaligned goals;
•the willingness or ability of counterparties, participants, and landowners to meet contractual or other obligations or extend the rights for continued generation and transmission operations;
•deregulation of the electric industry and other factors, such as large customers developing large, utility scale generation to serve their energy needs, may result in increased competition;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer and sales growth (or decline), data center growth (or lack thereof), including to support the AI industry, the effects of energy conservation measures and DG, and technological advancements;
•wildfires, including those arising as a result of climate change, extreme weather events, or the expansion of the wildland urban interface;
•generation, transmission, and distribution facilities and system operating costs, conditions, performance, and outages;
•our ability and efforts to meet current and anticipated future needs for generation and transmission and distribution facilities in our region at reliable levels, including factors affecting our ability to acquire and develop new resources to serve this load as well as difficulties in accurately forecasting load growth, particularly from high load energy users;
•availability of fuel and water supplies as well as the volatility and costs of fuel and purchased power;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•the development of new technologies and the impact they have on the retail and wholesale electricity market and the impacts of our adoption or failure to adopt such technologies;
•the availability and retention of qualified personnel and the need to negotiate collective bargaining agreements with union employees;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and our ability to access capital markets when required as well as the impacts a credit rating downgrade would have on us;
•the investment performance of the assets of our nuclear decommissioning trust, captive insurance cell, coal mine reclamation escrow, pension, and other postretirement benefit plans, and the resulting impact on future funding requirements;
•Pinnacle West’s cash flow depends on the performance of APS and its ability to make dividends and distributions;
•potential shortfalls in insurance coverage;
•Pinnacle West’s ability to meet its debt service obligation could be adversely affected because its debt securities are structurally subordinated to the debt securities and obligations of its subsidiaries;

•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•policy changes in Arizona or other states through ballot initiatives or referenda may increase our cost or operations or affect our business plans;
•general economic conditions, such as tariffs, inflation, and other supply chain constraints, as well as uncertainties associated with the current and future economic environment and conditions in Arizona; and
•disruptions in financial markets could adversely affect our cost of and access to credit and capital markets.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025

Operating Revenues	$1,149,597	$1,032,280

Operating Expenses
Fuel and purchased power	436,729	380,071
Operations and maintenance	276,700	300,109
Depreciation and amortization	239,858	234,940
Taxes other than income taxes	61,972	59,354
Other expense	3,164	584
Total	1,018,423	975,058

Operating Income	131,174	57,222

Other Income (Deductions)
Allowance for equity funds used during construction	14,782	13,249
Pension and other postretirement non-service credits, net	3,982	2,958
Other income	4,981	17,461
Other expense	(2,740)	(2,570)
Total	21,005	31,098

Interest Expense
Interest charges	125,759	104,943
Allowance for borrowed funds used during construction	(9,863)	(10,102)
Total	115,896	94,841

Income (Loss) Before Income Taxes	36,283	(6,521)

Income taxes (benefit)	1,169	(6,183)

Net Income (Loss)	35,114	(338)

Less: Net income attributable to noncontrolling interests	2,194	4,306

Net Income (Loss) Attributable To Common Shareholders	$32,920	$(4,644)

Weighted-Average Common Shares Outstanding - Basic	121,360	119,594

Weighted-Average Common Shares Outstanding - Diluted	123,778	119,594

Earnings Per Weighted-Average Common Share Outstanding
Net income (loss) attributable to common shareholders - basic	$0.27	$(0.04)
Net income (loss) attributable to common shareholders - diluted	$0.27	$(0.04)